AGP Mining Consultants Inc.

May 23, 2013

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission

Dear Sirs/Mesdames:

Re: **PolyMet Mining Corp. (the "Company") -**
Expert Consent - Final Short Form Prospectus

Pursuant to section 4.2 of National Instrument 44-101 – *Short Form Prospectus Distributions*, I, Gordon Zurowski, representing AGP, consent to being named in the Company's final short form prospectus dated May 23, 2013 (the "**Final Prospectus**") and to the inclusion of the reference to the technical report entitled "Updated NI 43-101 Technical Report on the NorthMet Deposit, Minnesota, USA" dated effective January 14, 2013 (the "**Technical Report**"), in the Final Prospectus and the extracts from, or a summary of, the Technical Report in the written disclosure contained in the Final Prospectus.

I confirm that I have read the Final Prospectus and that it fairly and accurately represents the information in the section of the Technical Report for which I am responsible and that I have no reason to believe that there are any misrepresentations in the information contained in the Final Prospectus that are derived from the Technical Report or that is within my knowledge as a result of the services performed by me in connection with the Technical Report.

Yours truly,

G Zurowski

Name GORDON ZUROWSKI, P.Eng.
Title PRINCIPAL ENGINEER

LICENSED PROFESSIONAL ENGINEER
G.R. ZUROWSKI
100077750
PROVINCE OF ONTARIO

92 Caplan Avenue, Suite 246, Barrie, ON L4N 0Z7 Canada
Tel. (416) 239-6777